Exhibit 99.1

Contacts:	Leslie Sutton (media)	Christopher Jakubik, CFA (investors)
	847-646-4538	847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS GROUP ANNOUNCES COMPLETION OF EXCHANGE OFFER

New $1,000,000,000 1.625% Notes due 2015	for	$1,000,000,000 1.625% Notes due 2015
New $1,000,000,000 2.250% Notes due 2017	for	$1,000,000,000 2.250% Notes due 2017
New $1,034,657,000 6.125% Notes due 2018	for	$1,034,657,000 6.125% Notes due 2018
New $900,000,000 5.375% Notes due 2020	for	$900,000,000 5.375% Notes due 2020
New $2,000,000,000 3.500% Notes due 2022	for	$2,000,000,000 3.500% Notes due 2022
New $877,860,000 6.875% Notes due 2039	for	$877,860,000 6.875% Notes due 2039
New $787,483,000 6.500% Notes due 2040	for	$787,483,000 6.500% Notes due 2040
New $2,000,000,000 5.000% Notes due 2042	for	$2,000,000,000 5.000% Notes due 2042

NORTHFIELD, Ill. – Jan. 18, 2013 – Kraft Foods Group, Inc. (NASDAQ: KRFT) announced today the final results of its offer to exchange (the “Exchange Offer”) up to $9,600,000,000 aggregate principal amount of its (i) new $1,000,000,000 1.625% Notes due 2015, (ii) new $1,000,000,000 2.250% Notes due 2017, (iii) new $1,034,657,000 6.125% Notes due 2018, (iv) new $900,000,000 5.375% Notes due 2020, (v) new $2,000,000,000 3.500% Notes due 2022, (vi) new $877,860,000 6.875% Notes due 2039, (vii) new $787,483,000 6.500% Notes due 2040, and (viii) new $2,000,000,000 5.000% Notes due 2042 (collectively, the “Exchange Notes”) for a like principal amount of its (i) outstanding $1,000,000,000 1.625% Notes due 2015 (the “Outstanding 2015 Notes”), (ii) outstanding $1,000,000,000 2.250% Notes due 2017 (the “Outstanding 2017 Notes”), (iii) outstanding $1,034,657,000 6.125% Notes due 2018 (the “Outstanding 2018 Notes”), (iv) outstanding $900,000,000 5.375% Notes due 2020 (the “Outstanding 2020 Notes”), (v) outstanding $2,000,000,000 3.500% Notes due 2022 (the “Outstanding 2022 Notes”), (vi) outstanding $877,860,000 6.875% Notes due 2039 (the “Outstanding 2039 Notes”), (vii) outstanding $787,483,000 6.500% Notes due 2040 (the “Outstanding 2040 Notes”), and (viii) outstanding $2,000,000,000 5.000% Notes due 2042 (the “Outstanding 2042 Notes”).

The Exchange Offer expired at 5:00 p.m., Eastern time, on Jan. 14, 2013. As of the expiration date, tenders of (i) $997,390,000, or 99.7%, of the Outstanding 2015 Notes, (ii) $999,140,000, or 99.9%, of the Outstanding 2017 Notes, (iii) $1,033,727,000, or 99.9%, of the Outstanding 2018 Notes, (iv) $899,309,000, or 99.9%, of the Outstanding 2020 Notes, (v) $1,997,620,000, or 99.9%, of the Outstanding 2022 Notes, (vi) $876,212,000, or 99.8%, of the Outstanding 2039 Notes, (vii) $787,481,000, or 99.9%, of the Outstanding 2040 Notes, and (viii) $1,973,700,000, or 98.7%, of the Outstanding 2042 Notes had been received. Kraft accepted all of the Outstanding Notes tendered in exchange for the Exchange Notes and the settlement occurred on Jan. 18, 2013.

Additional Information

This release is for informational purposes only and is neither an offer to exchange, nor a solicitation of an offer to sell, the Exchange Notes. The Exchange Offer was made pursuant to the prospectus dated Dec. 7, 2012.

ABOUT KRAFT FOODS GROUP

Kraft Foods Group, Inc. (NASDAQ: KRFT) is North America’s fourth largest consumer packaged food and beverage company, with revenues of approximately $19 billion in 2011. Launched as a public and independent company on Oct. 1, 2012, the new Kraft has the spirit of a startup and the soul of a powerhouse. The company has an unrivaled portfolio of products in the beverages, cheese, refrigerated meals and grocery categories. Its iconic brands include Kraft, Maxwell House, Oscar Mayer, Planters and JELL-O. Kraft’s 25,000 employees in the U.S. and Canada have a passion for making the foods and beverages people love. Kraft Foods Group is a member of the Standard & Poor’s 500 index. For more information, visit www.kraft.com and www.facebook.com/kraft.

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